Exhibit (b)(1)

EXECUTION COPY

KBC BANK NV Havenlaan 2, 1080 Brussels Belgium	BELFIUS BANK SA/NV Karel Rogierplein 11, 1210 Sint-Joost-ten-Node Belgium	ING BELGIUM SA/NV Marnixlaan 24, 1000 Brussels Belgium

CONFIDENTIAL

August 8, 2023

Cegeka Groep NV

Kempische Steenweg 307

3500 Hasselt

Belgium

Project Chicago

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Commitment Letter, dated as of July 28, 2023 (the “Original Commitment Letter”) by and among you and us (each as defined below). The Original Commitment Letter is hereby amended and restated and superseded in its entirety as follows:

You have advised each of KBC BANK NV (“KBC”), BELFIUS BANK SA/NV (“Belfius”) and ING BELGIUM SA/NV (“ING” and together with KBC and Belfius, “we,” “us” or the “Commitment Parties”) that Cegeka Groep NV (the “Company” or “you”), directly or indirectly, itself or through a wholly-owned subsidiary (if any, “MergerSub”), intends to (i) acquire (the “Acquisition”) 100% of the issued and outstanding equity interests in and (if applicable) merge into and with the entity previously identified to the Commitment Parties by the Company as “Chicago” (“Target”; and together with its subsidiaries, the “Acquired Business”), (ii) refinance certain existing indebtedness of the Acquired Business, and (iii) consummate certain other transactions, in each case as described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Transaction Description or the Term Sheet (this commitment letter, the Transaction Description, the Term Sheet attached hereto as Exhibit B (the “Term Sheet”) and the Conditions Precedent attached hereto as Exhibit C (the “Conditions Annex”), and any other attachments or annexes to any of the foregoing, collectively, the “Commitment Letter”). All references in this Commitment Letter and the Fee Letters (as defined below) to (i) “dollars” or “$” are references to United States dollars and (ii) “euros” or “€” are references to the single currency of the applicable member states of the European Union.

1.	Commitments.

In connection with the Transactions, each of KBC, Belfius and ING (each a “Lender” and, collectively, the “Lenders”) is pleased to advise you of its commitment to provide, severally and not jointly, that portion of the aggregate principal amount of each Credit Facility (together the “Credit Facilities”) set forth opposite its name on Schedule I hereto, subject only to the satisfaction (or waiver by the Mandated Lead Arrangers (as defined below)) of the conditions set forth in Section 5 hereof and in the Conditions Annex.

2.	Titles and Roles.

It is agreed that (i) KBC will act as exclusive coordinator for all of the Credit Facilities (in such capacity, the “Coordinator”), (ii) KBC, Belfius and ING will act as exclusive joint arrangers for each of the Credit Facilities (in such capacities, each a “Mandated Lead Arranger” and, collectively, the “Mandated Lead Arrangers”), and (ii) KBC will act as facility agent (in such capacity, the “Facility Agent”) and security agent (in such capacity, the “Security Agent”) for all of the Credit Facilities. It is further agreed that, to the extent practicable, each of KBC, ING and Belfius shall appear together under a centered title in the same order as in the Commitment Letter at the top of all offering or marketing materials in respect of the Credit Facilities, and will perform the duties and exercise the authority customarily performed and exercised by joint arrangers in such roles with such respective placement. You agree that no other agents, co-agents, arrangers or coordinators will be appointed and no other titles will be awarded unless you and the Coordinator shall so agree.

3.	Information.

You hereby represent and warrant to the Commitment Parties that, (a) all written information and written data (other than the Projections), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (provided that, with respect to the Acquired Business and its assets and businesses, such representation and warranty is made to the best of your knowledge), and (b) all financial estimates, forecasts and other forward-looking information that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Projections”) have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the date of the consummation of the Acquisition and the initial funding of the Credit Facilities (the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect or if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (with respect to the Acquired Business and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Acquired Business and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

4.	Fees.

As consideration for (i) the commitments of the Lenders hereunder and (ii) the agreements of the Coordinator, Security Agent, Facility Agent, Mandated Lead Arrangers and the Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and/or Fee Letters dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letters”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing by us and you or set forth herein or therein.

5.	Conditions.

The Lenders’ commitments hereunder to fund the Credit Facilities on the Closing Date are subject solely to the conditions expressly set forth in the Conditions Annex, and upon the satisfaction (or waiver by the Mandated Lead Arrangers) of such conditions, the initial funding of the Credit Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Agreement to the funding of the Credit Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Agreement or any other agreement, other than the satisfaction (or waiver by the Mandated Lead Arrangers) of the conditions expressly set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Agreement or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Credit Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or any of your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Facilities Agreement shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the applicable conditions set forth in the Conditions Annex are satisfied or waived by the Mandated Lead Arrangers (it being understood that to the extent any guarantee or Transaction Security (including the creation or perfection thereof) (other than to the extent that a lien on such Transaction Security may be perfected by (i) the filing of a financing statement under the Uniform Commercial Code or (ii) the delivery of stock or other equity certificates of a material domestic wholly-owned restricted subsidiary of the Borrowers (if any) that is part of the Transaction Security to be provided on the Closing Date under the Term Sheet to the extent such stock or other equity certificates of such subsidiary of the Borrowers (if any) have been received from the Acquired Business after your use of commercially reasonable efforts) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such guarantee and/or Transaction Security (and creation or perfection thereof), as applicable, shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall instead be required to be delivered or provided within 60 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the Facility Agent) pursuant to arrangements to be mutually agreed by the Borrower and the Facility Agent). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrowers and the Guarantors (the “Closing Date Obligors”) set forth in the Facilities Agreement relating to: organizational existence of the Closing Date Obligors; organizational power and authority of the Closing Date Obligors, and due authorization, execution and delivery by the Closing Date Obligors, in each case, as they relate to their entry into and performance of the Facilities Agreement; the choice of governing law of the Facilities Agreement being recognized and enforced in the Closing Date Obligors’ Relevant Jurisdiction; enforceability of the Facilities Agreement against the Closing Date Obligors; no conflicts with the organizational documents of the Closing Date Obligors as it relates to their entry into and performance of the Facilities Agreement; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to the Conditions Annex); subject to the immediately preceding sentence and the limitations set forth in the Term Sheet, creation and perfection of security interests in the Transaction Security; Federal Reserve margin regulations; the use of proceeds of borrowings under the Credit Facilities on the Closing Date not violating Sanctions (as defined in the Existing Agreement), OFAC sanctions, FCPA and any other similar sanctions or money laundering and anti-bribery legislation in any applicable jurisdiction; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations or the Specified Representations are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. The provisions of this paragraph are referred to as the “Certain Funds Provisions”.

6.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and their respective officers, directors, employees, members, agents, advisors, representatives and controlling persons (each, a “Related Parties”), it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as (x) financial advisors to you or the Acquired Business in connection with the Acquisition or any other potential acquisition of the Acquired Business or (y) as a co-investor in the Transactions or any potential acquisition of the Acquired Business (collectively, the “Indemnified Persons” and each individually, an “Indemnified Person”) from and against any losses, claims, damages and liabilities and expenses, joint or several, actually incurred or suffered by such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheet), the Fee Letters, the Acquisition Agreement, the Transactions, the Credit Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Acquired Business or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable and documented out-of-pocket fees and for any reasonable and documented out-of-pocket expenses of one primary counsel for all Indemnified Persons taken as a whole (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Indemnified Persons actually affected by such conflict taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction, but no other third-party advisors without your prior consent, and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding costs of in-house counsel); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its controlled or controlling affiliates or their respective Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) any material breach of the obligations of such Indemnified Person or any of its controlled or controlling affiliates or their respective Related Parties under this Commitment Letter or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Facility Agent, Security Agent, Coordinator or Mandated Lead Arranger or any similar role under the Credit Facilities), and (b) to reimburse each Commitment Party, whether or not the Closing Date occurs, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Coordinator, the Facility Agent and the Security Agent identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) including, without limitation, Belgium, New York, Germany, The Netherlands and Romania and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Facilities Agreement and any security arrangements in connection therewith (collectively, the “Expenses”). If any amount previously paid to or on behalf of an Indemnified Person pursuant to this paragraph is subsequently determined to be ineligible for indemnification as a result of a final, non-appealable judgment of a court of competent jurisdiction, such Indemnified Person shall promptly reimburse such amount to you. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Agreement upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final non-appealable judgment in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for (i) any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its affiliates or Related Parties of this Commitment Letter, Fee Letters or the Facilities Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any special, indirect, consequential or punitive damages arising out of or in connection with this Commitment Letter or the Fee Letters (provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth above in the second preceding paragraph in respect of any actual losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party unaffiliated with the Commitment Parties that are otherwise required to be indemnified in accordance with this Section 6); provided that none of the foregoing shall be construed to limit any of the Borrowers’ or the Guarantors’ representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Facilities Agreement.

You acknowledge that certain of the Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

7.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Coordinator, the Mandated Lead Arrangers, the Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you or the Acquired Business may have conflicting interests. None of the Commitment Parties or their respective affiliates will use information obtained from you, the Acquired Business or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or any of their other respective relationships with you, the Acquired Business or any of your or their respective affiliates in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Acquired Business or your or their respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities.

As you know, certain of the Commitment Parties (or any affiliate thereof) may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships with and which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties (in any of their respective capacities in connection herewith) and you or any of your subsidiaries or equity holders or any of your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you or any of your subsidiaries or your and their respective management, stockholders, creditors or affiliates, (iii) by entering into this Commitment Letter and the Fee Letters, the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with this Commitment Letter. You agree that you will not assert any claims against us or our affiliates (in our respective capacities hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.	Confidentiality.

You agree that you will not disclose the Fee Letters and the contents thereof or this Commitment Letter (including the Term Sheet, the other exhibits and attachments) hereto and the contents of each thereof to any person or entity without prior written approval of the Mandated Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to MergerSub, and to your and any of MergerSub’s officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or (other than in the case of MergerSub) equity holders and to actual and potential co-investors who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letters, the disclosure of which is governed by clause (v) below) and the contents hereof to the Acquired Business and its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letters) in connection with any public release or filing relating to the Transactions, (iii) you may disclose the aggregate fee amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities, (iv) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent they become publicly available other than by result of a breach of this Commitment Letter or the Fee Letters by you, the Acquired Business or your or their respective affiliates, and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders and economic terms), you may disclose the Fee Letters and the contents thereof to the Acquired Business and their subsidiaries and any of their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court, arbitration tribunal or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the

Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any of their respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “related parties”) thereto in violation of any confidentiality obligations owing to you, MergerSub or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, MergerSub or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its controlled affiliates and Representatives with the provisions of this paragraph), (g) for purposes of enforcing their rights under this Commitment Letter and/or the Fee Letters or (h) to the extent you shall have consented to such disclosure in writing. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by any equivalent confidentiality provisions in the Facilities Agreement upon the initial funding thereunder. Notwithstanding anything to the contrary in this paragraph 8, (a) such paragraph shall automatically terminate on the third anniversary hereof and (b) the Commitment Parties may, with your prior written consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate case studies or similar promotional materials, in each case, only after the closing of the Transactions and the public disclosure thereof, in the form of a “tombstone” or otherwise describing the names of you and your subsidiaries (or any of them), and the amount, type and closing date of the transactions contemplated hereby.

9.	Additional Covenants.

Immediately prior to the initial borrowings under the Credit Facilities, the Company shall deliver to the Mandated Lead Arrangers a certificate signed by two (2) directors of the Company, that shall include calculations showing on the Closing Date the Leverage of the Company (as calculated pursuant to the Existing Agreement) after giving pro-forma effect to the Acquisition. For the avoidance of doubt, compliance by the Company with this Section 9 shall not be a condition to the availability of the Credit Facilities on the Closing Date.

The Company shall (a) from time to time and subject to confidentiality provisions and regulations, keep the Mandated Lead Arrangers informed about any material changes in the status and progress of the Acquisition and the CFIUS approval process, and (b) except with the prior written consent of the Mandated Lead Arrangers (not to be unreasonably withheld, delayed or conditioned, and which consent shall be deemed to have been given if no reply to the contrary is received by the Company within five business days of such request for consent), not issue any press release or make any statement or announcement which makes reference to any Credit Facility.

10.	Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”) , each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information may include its name and address and other information that will allow each of us and the Lenders to identify the Borrower and each other Obligor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

11.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Acquired Business, or (ii) by you to a newly formed shell entity (which may be MergerSub) organized and existing under the laws of a state of the United States or another jurisdiction to be agreed between you and us, which is and will be wholly owned and controlled, directly or indirectly, by you and after giving effect to the Transactions shall directly, or through a wholly owned subsidiary, wholly own the Acquired Business or be the successor to the Acquired Business; provided that at the time of such assignment each requesting Commitment Party has completed, and is satisfied (acting reasonably) with the results of, its applicable required “know your customer” or similar identification procedures in respect of such entity, in each case, without the prior written consent of (but with prompt written notice to) each other party hereto. This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder; provided that no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letters and any other letter agreements relating to the transactions contemplated hereby, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Agreement by the parties hereto promptly after the date of your acceptance of this Commitment Letter and in a manner consistent with this Commitment Letter and the Fee Letters, it being acknowledged and agreed that the funding of the Credit Facilities and the commitment provided hereunder is subject only to the satisfaction (or waiver by the Mandated Lead Arrangers) of the conditions set forth on the Conditions Annex, subject to the Certain Funds Provisions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. In addition, you agree (x) to appoint, on or promptly following the date hereof, an agent for service of process in the U.S., and (y) to notify, on or promptly following the appointment of such agent, the Commitment Parties of the identity of such agent, and (z) that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process against you for any suit, action or proceeding brought in any such court.

Notwithstanding any other term of this Commitment Letter, the Fee Letters or any other agreements, arrangements, or understanding between us and you, you acknowledge, accept and agree to be bound by:

(a)

the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of us to you under this Commitment Letter, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)

the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of us or another person (and the issue to or conferral on you of such shares, securities or obligations);

(iii)	the cancellation of the BRRD Liability; or

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or dates on which any payments are due, including by suspending payment for a temporary period; or

(b)

the variation of the terms of this Commitment Letter or the Fee Letters, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For purposes of this Commitment Letter, the following terms shall be defined as follows:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to us.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Facilities Agreement shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Agreement upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, the applicable Lenders’ commitments with respect to any of the Credit Facilities (or any portion, tranche or component thereof) hereunder on a pro rata basis (as to such respective commitments of such applicable Lenders) at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to the Commitment Parties the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letters, in each case not later than 11:59 p.m., New York City time, on August 17, 2023, failing which the Lenders’ commitments hereunder will expire at such time. In the event that (a) the initial borrowing under the Credit Facilities does not occur on or before 11:59 p.m., New York City time, on the date falling on the earlier of (i) the last settlement date provided in the Acquisition Agreement for completion of the Acquisition, or (ii) the End Date (as defined in the Acquisition Agreement), (b) the Acquisition closes with or without the use of any of the Credit Facilities (in each case, solely as to such Credit Facility), (c) the Acquisition Agreement is not executed by the parties thereto on or prior to the 20th day after the date on which this Commitment Letter has been signed by the Mandated Lead Arrangers, (d) the Acquisition Agreement is validly terminated by you or with your written consent or (e) in case of a two-step merger, the Tender Offer is withdrawn, terminated or lapsed prior to the closing of the Acquisition, in each case of this clause (e), in accordance with the terms of the Merger Agreement and subject to any extensions of the Expiration Date (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. The termination of any commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letters.

[Signature pages follow.]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

THE MANDATED LEAD ARRANGERS

KBC BANK NV

By:	/s/ Anja Goris
Name: Anja Goris
Title: Senior Banker

By:	/s/ Koen Collier
Name: Koen Collier
Title: Origination Manager

BELFIUS BANK SA/NV

By:	/s/ Piet Cordonnier
	Name:	Piet Cordonnier
	Title:	Company lawyer

By:	/s/ Erik De Witte
	Name:	Erik De Witte
	Title:	Manager specialized corporate lending

ING BELGIUM SA/NV

By:	/s/ Stephanie Sluyts
	Name:	Stephanie Sluyts
	Title:	Head of Business Banking Sales East

By:	/s/ Steven Notaert
	Name:	Steven Notaert
	Title:	Head of Capital Structuring & Advisory Belux

Accepted and Agreed,

as of the date first above written:

THE COMPANY

CEGEKA GROEP NV

By:	/s/ Stijn Bijnens
	Name:	ID&D NV, permanently represented by Stijn Bijnens
	Title:	Managing Director

By:	/s/ Stephan Daems
	Name:	Esdacon BV, permanently represented by Stephan Daems
	Title:	Director

[Project Chicago - Commitment Letter]

Schedule I

Lender	Credit Facilities
	Acquisition Bridge Facility	EUR Acquisition Term Loan Facility	USD Acquisition Term Loan Facility
KBC	€33,333,334	€11,666,668	$11,666,668
Belfius	€33,333,333	€11,666,666	$11,666,666
ING	€33,333,333	€11,666,666	$11,666,666
Total	€100,000,000	€35,000,000	$35,000,000

EXHIBIT A

Project Chicago

Transaction Description1

It is intended that:

(a) One or more Borrowers will obtain senior secured credit facilities (the “Credit Facilities”) from the Lenders consisting of (i) a €100,000,000 bridge facility (the “Acquisition Bridge Facility”), (ii) a €35,000,000 acquisition facility (the “EUR Acquisition Term Loan Facility”), and (iii) a $35,000,000 acquisition facility (the “USD Acquisition Term Loan Facility”) , in each case as described on the Term Sheet.

(b) You will, directly or indirectly through one or more wholly-owned subsidiaries, consummate the Acquisition pursuant to the Acquisition Agreement (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”), dated as of the date hereof, by and among you, MergerSub and the other parties thereto.

(c) All outstanding indebtedness for borrowed money of the Acquired Business under that certain Credit Agreement, dated as of May 19, 2021 (as amended), among the Target, as borrower and certain other related entities as borrowers and guarantors, the lenders party thereto and Bank of America N.A., as collateral agent and administrative agent, will be refinanced, repaid, redeemed, cancelled, discharged or defeased and any security in relation thereto will be released simultaneously with or immediately after the occurrence of the Closing Date (the “Refinancing”).

(d) The proceeds of the Credit Facilities (to the extent borrowed on the Closing Date) will be applied (together with any balance sheet cash or equity proceeds of the Company or its subsidiaries that the Company elects, in its sole discretion, to apply) (i) for the financing of the Acquisition, (ii) for the Refinancing, and (iii) to pay the fees and costs related to the Tender Offer, the Acquisition or the Finance Documents.

The transactions described above are collectively referred to herein as the “Transactions.”

[1]

Capitalized terms used in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

A-1

EXHIBIT B

Project Chicago

Term Sheet

Execution version

TERM SHEET

UP TO EUR 135,000,000 and USD 35,000,000 INCREASED SYNDICATED FACILITIES

CEGEKA GROEP NV Project Chicago

August 8, 2023

PARTIES

Company:	Cegeka Groep NV.

Borrowers:	As per the Existing Agreement, subject to the Credit Facilities being only available to the Company.

Guarantors:	MergerSub (as defined below), any holding company wholly-owned by the Company which may own all of the equity in MergerSub (any such company, a “Holdco”). Other Guarantors as per the Existing Agreement.

Lenders:	KBC Bank NV, ING Belgium NV/SA and Belfius Bank NV/SA.

Coordinator:	KBC Bank NV.

Facility Agent:	KBC Bank NV.

Security Agent:	KBC Bank NV.

Subsidiary:	As per the Existing Agreement.

Group:	As per the Existing Agreement.

Relevant Group:	As per the Existing Agreement.

Material Company:	As per the Existing Agreement.

Small Company:	As per the Existing Agreement.

Parent:	As per the Existing Agreement.

PROJECT CHICAGO RELATED DEFINITIONS AND TERMS1

Target:	Computer Task Group, Incorporated.

Acquisition:	The acquisition by the Company directly or indirectly, itself or through a newly formed wholly owned subsidiary (“Merger Sub”) which shall use the proceeds of the Credit Facilities (as defined below) on-lent to it by the Company, of all of the outstanding shares in the Target (the “Target Outstanding Shares”). The Acquisition may be structured as (i) a single-step statutory merger or (ii) a two-step merger comprising the Tender Offer and the Squeeze Out. The Acquisition Agreement currently contemplates the Acquisition will be structured as a two-step merger comprising the Tender Offer and the Squeeze Out.

Acquisition Agreement:	The definitive written agreement among the Company, Merger Sub, the Target and certain of their affiliates providing for the Acquisition.

Tender Offer:	A voluntary tender offer for the Target Outstanding Shares subject to the Tender Offer Conditions.

Tender Offer Conditions:

Following conditions to the Tender Offer:

(a)   satisfaction of the Minimum Acceptance Level to the extent required by clause (a) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(b)   competition clearance w.r.t. the Acquisition to the extent required by clause (e) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(c)   accuracy of the Target’s representations and warranties as of the date of the Acquisition Agreement and as of the closing of the Tender Offer to the extent required by clause (b) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(d)   the Target has performed or complied with in all material respects its obligations under the Acquisition Agreement to the extent required by clause (c) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(e)   there has not occurred a Material Adverse Effect (as defined in the Acquisition Agreement) to the extent required by clause (d) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(f)   delivery of a closing certificate confirming the foregoing conditions in clauses (c), (d) and (e) have been satisfied;

[1]	To be updated to reflect the final acquisition agreement terms.

(g)   any waiting period (or any extension thereof) applicable to the Tender Offer under the HSR Act has been terminated or expired to the extent required by clause (e) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(h)   no temporary restraining order, preliminary or permanent injunction or other order, by any governmental body of competent jurisdiction restraining, enjoining or otherwise preventing the Tender Offer or Merger to the extent required by clause (g) of Annex I to the Acquisition Agreement and the Certain Funds Provisions;

(i) the Acquisition Agreement has not been terminated; and

(j) CFIUS approval has been received or waived by the Company (subject to what is set out below) to the extent required by clause (i) of Annex I to the Acquisition Agreement and the Certain Funds Provisions.

Notwithstanding the foregoing, any waiver of or amendment to the Tender Offer Conditions that are material and adverse to the Lenders or the Arrangers will be subject to all Lenders’ consent, provided that (i) any waiver of the CFIUS approval condition by the Company is only made with the prior written consent of the Lenders (not to be unreasonably withheld, delayed or conditioned) and (ii) any changes required by the SEC or in connection with increasing the time the Tender Offer shall remain outstanding will not require Lender consent.

Top-Up Option:

In the event the Minimum Acceptance Level is satisfied but less than 90% of shares have tendered, Merger Sub will exercise a Top-Up Option, pursuant to which it will purchase at a price per share equal to the Offer Price, the number of shares required to achieve one share more than 90% of the Target’s outstanding shares.

To fund the acquisition, the Merger Sub will issue to the Target a promissory note with principal amount equal to the aggregate purchase price pursuant to the Top-Up Option, which will be extinguished upon consummation of the Merger.

The parties would use best efforts to cause the closing of the Top-Up Option to occur on the same day that Merger Sub accepts tendered shares for payment and as soon as practicable thereafter, consummate the Squeeze Out Merger.

Squeeze Out Merger:	A short-form statutory merger pursuant to the New York Business Corporation Law whereby Merger Sub will merge with and into the Target and any Target shareholders who did not tender their shares in the Tender Offer receive cash in consideration for their shares.

Minimum Acceptance Level:

The aggregate number of shares in the Target:

(a)   tendered under the Tender Offer;

(b)   held by the Company, Merger Sub or their respective affiliates representing not less than 66.2/3rd% of the outstanding Target shares.

Commitment Letter:	Commitment Letter between the Lenders and the Company dated on or about the date of this Term Sheet.

Commitment Date:	The date of signing of the Commitment Letter by all parties thereto.

Signing Date:	The date of signing of the Facilities Agreement (which shall be after the signing date of the Acquisition Agreement and Commitment Letter).

Closing Date:	The date of first utilisation of the Credit Facilities.

Credit Facilities:	The Acquisition Bridge Facility, the EUR Acquisition Term Loan Facility and the USD Acquisition Term Loan Facility.

EUR 100,000,000 BRIDGE FACILITY (the “Acquisition Bridge Facility”)

Facility:	Term loan facility to be utilised by way of loans.

Amount:	EUR 100,000,000.

Currency:	EUR[2]

Termination Date:	Subject to the Extension Option, the date falling three months after the Signing Date.

Purpose:

To finance or refinance directly or to on-lend to Merger Sub in order to finance or to refinance:

(a)   the Acquisition;

(b)   the transaction fees and costs related to the Tender Offer, the Acquisition or the Finance Documents; and

(c)   certain existing indebtedness of the Target.

Availability Period:	From the Signing Date until the end of the Certain Funds Period. The undrawn portion of the Acquisition Bridge Facility will be cancelled at the end of the Availability Period.

Limitation on Utilisation:	A Loan may only be made on or following the first payment date in respect of the shares tendered under Tender Offer (“First Payment Date”).

[2]	Currency hedging requirement to be determined.

Certain Funds Period:

The period commencing on the Commitment Date until the earliest to occur of:

(a)   11.59 p.m. (in NY time) on the date falling 20 Business Days after the Commitment Date, if the Company and Merger Sub have not entered into the Acquisition Agreement

(b)   11.59 p.m. (NY time) on the last settlement date provided in the Acquisition Agreement for completion of the Acquisition;

(c)   the date on which the Acquisition Agreement is terminated;

(d)   in the case of a two-step merger, the date on which the Tender Offer has been withdrawn, terminated or lapsed; or

(e)   the End Date (as defined in the Acquisition Agreement).

or,   in each case, such later date as agreed by all the Lenders.

Conditions to Availability:	The only conditions to funding in relation to any and all of the Credit Facilities will be those set forth in Section 5 of and Exhibit C to the Commitment Letter.

Minimum Amount of each Loan:	EUR 10,000,000.

Maximum Number of Loans:	No more than 2 Loans may be outstanding.

Repayment:	Bullet repayment on the Termination Date.

Voluntary Prepayment:

Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000. Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (if the prepayment does not occur at the end of an Interest Period), without premium or penalty.

Any amount prepaid may not be redrawn.

Extension Option:

The Company may in its absolute discretion extend the Termination Date for a further period of three months by giving notice to the Facility Agent not less than 15 Business Days prior to the date falling 3 months after the Signing Date (the “Extension”), provided that

(a)   no Default has occurred and is then continuing or would occur as a result of such extension;

(b)   the Repeating Representations to be made by the Obligors are correct in all material respects on the date of the relevant extension request and the Termination Date without giving effect to the Extension; and

(c)   the Extension Fee has been paid on or before the date of the relevant extension request.

EUR 35,000,000 ACQUISITION FACILITY (the “EUR Acquisition Term Loan Facility”)

Facility:	Term loan facility to be utilised by way of term loans.

Amount:	EUR 35,000,000.

Currency:	EUR

Termination Date:	The date falling 5 years after the date of the signing of the Existing Agreement.

Purpose:	As per the Acquisition Bridge Facility.

Availability Period:	From the Signing Date until the end of the Certain Funds Period. The undrawn portion of the EUR Acquisition Term Loan Facility will be cancelled at the end of the Availability Period.

Conditions to Availability:	Only those set forth under “Conditions to Availability” in the section “Acquisition Bridge Facility” above.

Limitation on Utilisation:	A Loan may only be made on or following the First Payment Date provided that the Acquisition Bridge Facility has been utilised (or cancelled) in full.

Minimum Amount of each Loan:	EUR 10,000,000.

Maximum Number of Loans:	No more than 2 Loans may be outstanding.

Repayment:	Half-year repayment instalments starting 6 months after the Closing Date in amounts corresponding to 6.8 per cent. of the Amount of the Facility.

Voluntary Prepayment:

Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of EUR 5,000,000). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (if the prepayment does not occur at the end of an Interest Period), without premium or penalty.

Any amount prepaid may not be redrawn.

USD 35,000,000 ACQUISITION FACILITY (the “USD Acquisition Term Loan Facility”)

Facility:	Term loan facility to be utilised by way of term loans.

Amount:	USD 35,000,000.

Currency:	USD (the “Optional Currency”).

Termination Date:	The date falling 5 years after the date of the signing of the Existing Agreement.

Purpose:	As per the Acquisition Bridge Facility.

Availability Period:	From the Signing Date until the end of the Certain Funds Period. The undrawn portion of the USD Acquisition Term Loan Facility will be cancelled at the end of the Availability Period.

Conditions to Availability:	Only those set forth under “Conditions to Availability” in the section “Acquisition Bridge Facility” above.

Limitation on Utilisation:	A Loan may only be made on or following the First Payment Date provided that the Acquisition Bridge Facility has been utilised (or cancelled) in full.

Minimum Amount of each Loan:	USD 10,000,000.

Maximum Number of Loans:	No more than 2 Loans may be outstanding.

Repayment:	Half-yearly repayment instalments starting 6 months after the Closing Date in amounts corresponding to 6.8 per cent. of the Amount of the Facility.

Voluntary Prepayment:

Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of USD 5,000,000). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (if the prepayment does not occur at the end of an Interest Period), without premium or penalty.

Any amount prepaid may not be redrawn.

PRICING

Upfront Fee:	As set out in a separate fee letter.

Extension Fee:	15 bps on the Acquisition Bridge Commitments being extended.

Coordination Fee:	As set out in a separate fee letter.

Facility & Security Agency Fee:	As set out in a separate fee letter.

Ticking Fee:	As set out in a separate fee letter.

Margin:	(A) In respect of the Acquisition Bridge Facility: The rate per annum determined in accordance with the following table:
	Period	Margin for Loans in EUR (% p.a.)

	From the Signing Date to the date falling 3 months after the Signing Date	1.55

	Subject to the Extension Option being exercised, from the date falling 3 months after the Signing Date to (but excluding) the Termination Date	2.05

Whilst an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above

(B)  In respect of the EUR Acquisition Term Loan Facility and the USD Term Loan Facility: As per Facility A under the Existing Agreement provided that on Closing Date the Margin in respect of all Term Loan Facilities[3] shall be determined based on the Leverage for the Relevant Period (each as defined in the Existing Agreement) ending on last day of the Month preceding the Closing Date pro forma adjusted to take into account the Acquisition as set out in a certificate to be signed by two directors of the Company.

The Margin applicable to Loans in the Optional Currency shall be increased with 25 bps.

Interest Period:	(a) in respect of the Acquisition Bridge Facility: one or three months; and (b) in respect of the Acquisition Term Loan Facility: three or six months (as per the Existing Agreement).

Interest Rate:	As per the Existing Agreement For Loans in the Optional Currency: the aggregate of the applicable: (a) Margin for Loans in USD; (b) Term SOFR; and (c) Bloomberg Credit Adjustment Spread, being

Length of Interest Period	Credit Adjustment Spread
One Month	0.11448 % p.a.
Three Months	0.26161 % p.a.
Six Months	0.42826 % p.a.

and if the aggregate of (b) and (c) is less than zero, it shall be deemed to be zero.

[3]	For the avoidance of doubt, including Term Loan A1 and Term Loan A2. As per the commercial rationale.

OTHER TERMS

Documentation:

The Credit Facilities will be made available under an amended and restated facilities agreement (together with the related amendment and restatement agreement, the “Facilities Agreement”) substantially based on the existing facilities agreement originally dated 19 July 2022 between amongst others Cegeka Groep NV as the Company and KBC Bank NV as the facility & security agent, as amended and restated from time to time (the “Existing Agreement”), updated to reflect (i) the Commitment Letter, this Term Sheet and the inclusion of the Credit Facilities, (ii) the current recommended form of the LMA syndicated facility agreement, (iii) changes in local law (iv) customary provisions to account either for the inclusion of the Target and or customary US provisions for similar transactions of this type and (v) in any event in form and substance satisfactory to the Lenders and the Company.

The financing documentation will not contain any conditions to availability of the Credit Facilities other than as expressly set forth in Section 5 of, and Exhibit C to, the Commitment Letter.

Other documentation will consist of, subject to the Certain Funds Provisions (as defined in the Commitment Letter): Transaction Security Documents, fee letters and an amended Hedging Letter[4].

Transaction Security:

(a)   As per the Existing Agreement, subject to security confirmation and / or increase or amendment as required;

(b)   On the Closing Date and subject to the Certain Funds Provisions, first ranking security over all shares held by the Company or MergerSub (or to be acquired following the Acquisition) in the Target;

(c)   On the Closing Date, first ranking security over all equity interests held by the Company in any Holdco;

(d)   On the Closing Date, an unconditional and irrevocable guarantee by the Parent in relation to the Acquisition Bridge Facility;

(e)   On or before 60 days following the Closing Date, first ranking security over all shares issued by any Subsidiaries of the Target that are organized in the United States, England, Luxembourg, Belgium and France and first ranking security on substantially all of the assets (business, movable assets, receivables and bank accounts, but excluding real estate property) of the Target and such Subsidiaries of the Target, subject to mutually agreed customary carve-outs and security principles consistent with the Existing Agreement.

[4]	Any FX-hedging in relation to the Acquisition or the utilisation of the Credit Facilities is to be done with the Lenders.

Prepayment and Cancellation:	As per the Existing Agreement, subject to any amendments as listed under limbs (a) to (c) below

(a)   Mandatory Prepayment – Cegeka Real Estate disposal proceeds

The part of the aggregate amount of net cash proceeds of the disposal or series of disposals by Cegeka Business Solutions Holding B.V. (which is a subsidiary of Cegeka Holding NV) of any shares in Cegeka Real Estate Solutions B.V. shall as soon as practical and in each case as soon as possible following the [Closing Date]/[closing of the Acquisition] be applied in repayment of the Parent Group Loans up to at least all amounts then due and outstanding under the Acquisition Bridge Facility (a “Bridge Repayment Proceeds”), until the Acquisition Bridge Facility is repaid and/or cancelled in full. The Company shall immediately upon receipt of any Bridge Repayment Proceeds apply these amounts in prepayment of the Acquisition Bridge Facility.

(b)   Mandatory Prepayment – Parent Group Repayment

Any repayment of Parent Group Loans, other than in accordance with Cegeka Real Estate disposal proceeds, shall promptly upon receipt be applied by the Company in prepayment and/or cancellation of the Acquisition Bridge Facility.

(c)   Application of Prepayment Proceeds

Mandatory prepayment and voluntary prepayment proceeds will be applied to first prepay the Acquisition Bridge Facility and only afterwards (i.e. after full prepayment of the Acquisition Bridge Facility) the remaining Facilities as per the Existing Agreement. Amounts prepaid are not available for re-borrowing.

Representations:	Subject to the Certain Funds Provisions (as defined in the Commitment Letter), as per the Existing Agreement, subject to any amendments or additions (applicable to the Company and, where relevant, to each member of the Group, Relevant Group and/or the Target), to the extent necessary or usual for transactions of the nature of the Acquisition and/or customary US provisions for similar transactions of this type. To be defined later on and to be agreed between the Lenders and the Company.

Information Undertakings[5]:	As per the Existing Agreement, subject to any amendments or additions (applicable to the Company and, where relevant, to each member of the Group, Relevant Group and/or the Target), to the extent necessary or usual for transactions of the nature of the Acquisition and/or customary US provisions for similar transactions of this type. To be defined later on and to be agreed between the Lenders and the Company.

Financial covenants:	As per the Existing Agreement.

General Undertakings[6]:	As per the Existing Agreement, subject to any amendments or additions (applicable to the Company and, where relevant, to each member of the Group, Relevant Group and/or the Target), to the extent necessary or usual for transactions of the nature of the Acquisition. To be defined later on and to be agreed between the Lenders and the Company.

Events of Default:

As per the Existing Agreement, subject to any amendments or additions (applicable to the Company and, where relevant, to each member of the Group and/or the Target), necessary or usual for transactions of the nature of the Acquisition and/or customary US provisions for similar transactions of this type. To be defined later on and to be agreed between the Lenders and the Company.

Without limiting the foregoing, the Events of Default will include customary provisions for similar transactions involving US businesses, including an ERISA EOD and automatic acceleration upon bankruptcy under U.S. Bankruptcy Law of a subsidiary that is organized in the United States of America or has a place of business or property in the United States of America.

Initial Conditions Precedent:	The financing documentation will not contain any conditions to availability of the Credit Facilities other than as expressly set forth in Section 5 of, and Exhibit C to, the Commitment Letter.

Material Adverse Effect:	As per the Existing Agreement, except that with respect to any condition to utilisation of the Credit Facilities a Material Adverse Effect will mean a Material Adverse Effect as defined under the Acquisition Agreement.

[5]

To avoid potential concerns regarding Material Non-Public Information upon enforcement, provisions will be included so that (i) the Company is contractually prohibited from providing to Lenders any non-public information regarding Target, or (ii) any Target information provided by Company to Lenders be available only to designated “private side” representatives of the Lenders.

[6]	Permitted Commercial Finance: new limb (e) any commercial finance programme to be entered into by the Target or a Subsidiary of the Target with any Affiliate of a Lender.

Assignments and Transfers by Lenders:	As per the Existing Agreement

Costs and Expenses:	The Company shall on demand reimburse the Facility Agent and other Finance Parties for all costs and expenses (including legal fees) reasonably incurred in the preparation, negotiation, of the Finance Documents as well as amendment costs (if applicable) whether or not the Acquisition closes.

Governing Law:	As per the Existing Agreement, save for the Transaction Security documents.

Jurisdiction:	As per the Existing Agreement.

Lenders’ Counsel:	Allen & Overy (Belgium) LLP.

Company’s Counsel:	DLA Piper LLP.

Definitions:	Terms defined in the Existing Agreement have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

EXHIBIT C

Project Chicago

Conditions Precedent2

The initial borrowings under the Credit Facilities shall be subject solely to the following conditions:

1. The Mandated Lead Arrangers shall have received an executed copy of the Acquisition Agreement which shall not contain any material amendments or modifications adverse to the interests of the Mandated Lead Arrangers from the draft Acquisition Agreement delivered to the Mandated Lead Arrangers via e-mail on August 8, 2023. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Mandated Lead Arrangers without the consent of the Mandated Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), except for any changes required by the SEC or in connection with increasing the time the Tender Offer shall remain outstanding.

2. Since the date of the Acquisition Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement).

3. The Refinancing shall have been, or will be substantially concurrently with the initial funding under the Credit Facilities, consummated in all material respects.

4. The Tender Offer Conditions and any conditions provided for in the Acquisition Agreement having been satisfied or waived.

5. Subject in all respects to the Certain Funds Provisions, (a) the Facilities Agreement (which shall be in accordance with the terms of the Commitment Letter and the Term Sheet) and the Fee Letters shall have been executed and delivered by the Borrowers and the Guarantors, as applicable, (b) all documents and instruments required to create and (if required by the relevant security agreement) perfect the Security Agent’s security interest in the Transaction Security required to be provided on the Closing Date (as described in the Term Sheet) shall have been executed and delivered to the Facility Agent and, if applicable, be in proper form for filing, and (c) customary legal opinions (including, amongst others, a customary enforceability opinion from the Company’s counsel with respect to any New York law governed security and pledge agreements), (d) customary evidence of corporate authorization, (e) customary company’s certificates (including constitutional documents and relevant specimen signatures) and a solvency certificate in substantially the form of Annex I to this Exhibit C, in each case shall have been delivered to the Mandated Lead Arrangers, (f) a borrowing notice; and (g) authorization of the Acquisition by a special general management meeting of the Company.

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

6. The Lenders shall have (x) received, at least three business days prior to the Closing Date, all documentation and other information about the Obligors as has been reasonably requested in writing at least ten business days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation and (y) solely with respect to the Borrowers, completed all required “know your customer” or similar identification procedures (it being agreed that the Lenders will use their commercially reasonable efforts to complete such procedures at least three business days prior to the Closing Date).

7. All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letters and all out-of-pocket Expenses reimbursable under the Commitment Letter, to the extent invoiced (in reasonable detail) at least three business days prior to the Closing Date shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

8. Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, if already qualified by materiality, in all respects).

C-2

ANNEX I to

EXHIBIT C

SOLVENCY CERTIFICATE

To the Facility Agent and each of the Lenders party to the Credit Agreement referred to below:

This certificate is furnished to the Facility Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of ____________, among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned chief financial officer of Cegeka Groep NV (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions on the date hereof:

(a) the fair value of the assets (on a going concern basis) of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property (on a going concern basis) of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement to be effected on the Closing Date.

* * *

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

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